 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated August 3, 2021 in the Amendment No. 3 to the Registration Statement (File No. 333-257325) and related Prospectus of Guggenheim Defined Portfolios, Series 2151.

/s/ Grant Thornton LLP____________

GRANT THORNTON LLP

Chicago, Illinois

August 3, 2021